Exhibit 10.1

FINAL EXECUTON COPY

THIS SENIOR SUBORDINATED CONVERTIBLE LOAN AND SECURITY AGREEMENT AND THE INDEBTEDNESS EVIDENCED HEREBY ARE SUBORDINATED IN THE MANNER AND TO THE EXTENT SET FORTH IN THAT CERTAIN SUBORDINATION AGREEMENT OF EVEN DATE HEREWITH AMONG MIDCAP BUSINESS CREDIT LLC, THE LENDERS, AND ROBERT J. PALLÉ, AS AGENT FOR THE LENDERS (AS AMENDED, RESTATED, SUPPLEMENTED OR OTHERWISE MODIFIED AND IN EFFECT FROM TIME TO TIME, THE “SUBORDINATION AGREEMENT”) AND EACH LENDER, BY ITS ACCEPTANCE HEREOF, SHALL BE BOUND BY THE PROVISIONS OF THE SUBORDINATION AGREEMENT.

SENIOR SUBORDINATED CONVERTIBLE LOAN AND SECURITY AGREEMENT

THIS SENIOR SUBORDINATED CONVERTIBLE LOAN AND SECURITY AGREEMENT (this “Agreement”) is made and entered into as of the 8th day of April, 2020 by and between Blonder Tongue Laboratories, Inc., a Delaware corporation (the “Company”), Livewire Ventures, LLC, a Florida limited liability company (“Livewire”), MidAtlantic IRA, LLC FBO Steven L. Shea IRA (“Shea”), Carol M. Pallé and Robert J. Pallé (jointly and severally, “Pallé”), Anthony J. Bruno (“Bruno”), Stephen K. Necessary (“Necessary”), and such other Persons who may from time to time become party hereto as lenders (collectively, the “Lenders”), and Robert J. Pallé, as agent for the Lenders (in such capacity, the “Agent”).

BACKGROUND

A. The Company has requested that the Lenders extend a certain credit facility to the Company which the Lenders are willing to do on the terms set forth herein.

B. Capitalized terms used herein will have the meanings set forth therefor in Section 1 of this Agreement.

NOW, THEREFORE, in consideration of the terms and conditions contained herein, and of any extensions of credit now or hereafter made to or for the benefit of the Company by Lender, the parties hereto, intending to be legally bound hereby, agree as follows:

1. DEFINITIONS.

1.1 Defined Terms. The following words and phrases as used in capitalized form in this Agreement, whether in the singular or plural, shall have the meanings indicated:

(a) “Accreted Principal Amount” means, at any time, the outstanding principal amount of the Term Loan, including the aggregate amount of all Advances as well as all PIK Interest added thereto.

(b) “Advance” means any extension of credit by the Lenders (or any of them) to the Company under Section 2.1 of this Agreement.

(c) “Advance Request” shall be as defined in Section 2.3.

(d) “Affiliate” as to any Person, means (i) each other Person that directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Person in question and (ii) any person who is an officer, director, member, manager or partner of (A) such Person, (B) any Subsidiary of such Person, or (C) any Person described in the preceding clause (i).

(e) “Agent” means Robert J. Pallé, in his capacity as Agent hereunder for the Lenders or any successor thereto chosen by the Required Lenders.

(f) “Aggregate Tranche A Commitments” means, at any time, the combined Tranche A Commitments of all Tranche A Lenders, all as more particularly set forth on Schedule 1.1 hereof.

(g) “Aggregate Tranche B Commitments” means, at any time, the combined Tranche B Commitments of all Tranche B Lenders, all as more particularly set forth on Schedule 1.1 hereof, as the same may be amended upon the joinder hereto of Tranche B Lenders.

(h) “Aggregate Tranche C Commitments” means, at any time, the combined Tranche C Commitments of all Tranche C Lenders, all as more particularly set forth on Schedule 1.1 hereof, as the same may be amended upon the joinder hereto of Tranche C Lenders.

(i) “Basic Interest Rate” shall be as defined in Section 3.1.

(j) “Business Day” means any day except a Saturday, Sunday or other day on which money center commercial banks located in New York, New York are authorized by law to close.

(k) “Cash Interest” shall be as defined in Section 4.1.

(l) “Collateral” shall be as defined in Section 5.3.

(m) “Commitment” means, as to each Lender as of any date of determination, such Lender’s Tranche A Commitment, Tranche B Commitment or Tranche C Commitment.

(n) “Commitment Percentage” means, as to each Lender, a fractional amount expressed as a percentage, the numerator of which is the amount of such Lender’s Commitment and the denominator of which is the aggregate Commitments of all Lenders.

(o) “Commitments” means, at any time, the sum of, the Aggregate Tranche A Commitments, the Aggregate Tranche B Commitments and the Aggregate Tranche C Commitments; the sum of all of which shall not exceed $1,500,000 without the prior written consent of the Required Lenders. As of the date hereof, the aggregate Commitments are $800,000

(p) “Common Stock” shall be as defined in Section 4.4(a).

(q) “Company” shall have the meaning given such term in the introductory paragraph of this Agreement and shall include all permitted successors and assigns of such Person.

(r) “Contingent Convertible Portion” shall be as defined in Section 4.4(b).

(s) “Contract Period” means the period of time commencing on the date hereof and continuing through and including the Final Maturity Date, subject to acceleration as provided herein following any Event of Default.

(t) “Conversion Date” shall be as defined in Section 4.4(a).

(u) “Conversion Price” shall mean (i) with respect to the Tranche A Term Loan, the volume weighted average price of the Common Stock on the NYSE American Exchange, during the five trading days preceding the date of this Agreement (“Tranche A Conversion Price”), subject to adjustment as contemplated by Section 4.4(e); (ii) with respect to the Tranche B Term Loan, the greater of (a) the volume weighted average price of the Common Stock on the NYSE American Exchange, during the twenty trading days ending on the earlier of (A) the trading day immediately preceding the date on which the Tranche B Lenders agreement to provide the Tranche B Commitment is publicly announced or (B) the trading day immediately preceding the date on which the Tranche B Lenders become party to this Agreement, and (b) the Tranche A Conversion Price (the “Tranche B Conversion Price”), subject to adjustment as contemplated by Section 4.4(e); and (iii) with respect to the Tranche C Term Loan, the greater of (a) the volume weighted average price of the Common Stock on the NYSE American Exchange, during the twenty trading days ending on the earlier of (A) the trading day immediately preceding the date on which the Tranche B Lenders agreement to provide the Tranche C Commitment is publicly announced or (B) the trading day immediately preceding the date on which the Tranche C Lenders become party to this Agreement, and (b) the Tranche A Conversion Price (the “Tranche C Conversion Price”), subject to adjustment as contemplated by Section 4.4(e). Promptly following the date on which the Conversion Price in respect of the Tranche A Term Loan, the Tranche B Term Loan and/or the Tranche C Term Loan is capable of being determined, the Company and the Agent shall countersign and append to this Agreement, a Confirmation of such Conversion Price, in the form attached hereto as Exhibit A, with a copy thereof provided to each Tranche A Lender, Tranche B Lender and/or Tranche C Lender, as the case may be.

(v) “Corporation” means a corporation, partnership, limited liability company, trust, unincorporated organization, association, joint stock company or joint venture.

(w) “Default” means any event which with the giving of notice, passage of time or both, could constitute an Event of Default.

(x) “Disinterested Directors” means as of any date, those members of the Board of Directors of the Company who are not Lender Parties hereunder.

(y) “Effective Date” means the date that Agent receives an original (or faxed or electronic copy) of (i) this Agreement, duly authorized, executed and delivered by the Company, Agent and the Lenders; (ii) the Subordination Agreement; and (iii) the IP Security Agreement, and such date shall be the date set forth on the first page of this Agreement.

(z) “Event of Default” means each of the events specified in Section 9.1.

(aa) “Final Maturity Date” shall be as defined in Section 4.2.

(bb) “GAAP” means generally accepted accounting principles in the United States of America, in effect from time to time, consistently applied and maintained.

(cc) “Indebtedness”, as applied to a Person, means:

(i) all items (except items of capital stock or of surplus) which in accordance with GAAP would be included in determining total liabilities as shown on the liability side of a balance sheet of such Person as at the date as of which Indebtedness is to be determined;

(ii) to the extent not included in the foregoing, all indebtedness, obligations, and liabilities secured by any mortgage, pledge, lien, conditional sale or other title retention agreement or other security interest to which any property or asset owned or held by such Person is subject, whether or not the indebtedness, obligations or liabilities secured thereby shall have been assumed by such Person; and

(iii) to the extent not included in the foregoing, all indebtedness, obligations and liabilities of others which such Person has directly or indirectly guaranteed, endorsed (other than for collection or deposit in the ordinary course of business), sold with recourse, or agreed (contingently or otherwise) to purchase or repurchase or otherwise acquire or in respect of which such Person has agreed to supply or advance funds (whether by way of loan, stock purchase, capital contribution or otherwise) or otherwise to become directly or indirectly liable.

(dd) “Interest Payment Date” shall be as defined in Section 4.1.

(ee) “Lender Indebtedness” means all Indebtedness of the Company to Agent and the Lenders, whether now or hereafter owing or existing, including, without limitation, all obligations under the Loan Documents, all other obligations or undertakings now or hereafter made by or for the benefit of the Company to or for the benefit of Agent or the Lenders under any other agreement, promissory note or undertaking now existing or hereafter entered into by the Company with Agent or the Lenders, together with all interest and other sums payable in connection with any of the foregoing.

(ff) “Lender Parties” means, individually and collectively, Agent and the Lenders.

(gg) “Lenders” shall have the meaning given such term in the introductory paragraph of this Agreement and shall include all permitted successors and assigns of such Person(s).

(hh) “Loan Documents” means this Agreement, the Subordination Agreement, the IP Security Agreement and all other documents, executed or delivered by the Company or any other Person pursuant to this Agreement or in connection herewith, as they may be amended, modified or restated from time to time.

(ii) “MidCap” means MidCap Business Credit LLC.

(jj) “MidCap Credit Agreement” means the Loan and Security Agreement dated October 25, 2019 between the Company and MidCap, as amended.

(kk) “Notice of Conversion” shall be as defined in Section 4.4(a).

(ll) “NYSE American Threshold” shall be as defined in Section 4.4(b).

(mm) “Percentage Share” means, with respect to each Lender, such Lender’s Percentage Share of the Tranche A Term Loan, the Tranche B Term Loan or the Tranche C Term Loan, as the case may be, as set forth on Schedule 1.1 hereto

(nn) “Person” means an individual, a Corporation or a government or any agency or subdivision thereof, or any other entity.

(oo) “PIK Interest” shall be as defined in Section 4.1.

(pp) “Pro Rata Percentage” means, as to each Lender, a fraction, expressed as a percentage, the numerator of which is the principal amount of the Advances then owed to such Lender hereunder and the denominator of which is the principal amount of Advances then owed to all the Lenders hereunder, as reflected by Agent’s records.

(qq) “Requested Advance Date” shall be as defined in Section 2.3.

(rr) “Required Lenders” means (i) those Lenders holding at least seventy-five (75%) of the total Commitments or (ii) in the event that the Commitments of the Lenders hereunder have terminated, those Lenders holding at least seventy five percent (75%) of the outstanding principal amount of the Term Loan outstanding hereunder, as reflected by Agent’s records.

(ss)  “Senior Indebtedness” means (i) the Indebtedness of the Company and/or one or more of the Company’s Affiliates owed to MidCap under the MidCap Credit Agreement, (ii) any Indebtedness of the Company and/or one or more of the Company’s Affiliates that may arise under, out of, or in connection with any obligation of any of such entities to commercial lenders for money advanced to any of such entities and (iii) any renewal, replacement or refinancing of any of the foregoing, in each case whether or not such Indebtedness is expressly subordinated hereto.

(tt) “Senior Indebtedness Debt Cap” means the sum of (a) the aggregate principal amount of Senior Indebtedness (including the undrawn or unreimbursed amount of all letters of credit constituting Senior Indebtedness up to the sum of Eight Million Dollars ($8,000,000) plus (b) the amount of all overadvances by the holder of Senior Indebtedness, up to $1,000,000; plus (c) 85% of all Eligible Receivables, plus (d) 50% of all Eligible Inventory (as such terms are defined in the MidCap Credit Agreement or any subsequent credit agreement memorializing Senior Indebtedness) acquired in connection with any acquisition by the Company of the assets of a Person that is not a borrower hereunder; plus (e) amounts in respect of accrued, unpaid interest, fees and expenses attributable to the items described in clauses (a) through (d) above.

(uu) “Subordination Agreement” means the Subordination Agreement dated on or about the date hereof between Agent (for itself and on behalf of all the Lenders) and MidCap or between Agent and any subsequent holder of Senior Indebtedness.

(vv) “Subsidiary” means a corporation or limited liability company (i) which is organized under the laws of the United States or any State thereof, or any other county or jurisdiction, (ii) which conducts substantially all of its business and has substantially all of its assets within the United States and (iii) of which more than fifty percent (50%) of its outstanding voting stock of every class (or other voting equity interest) is owned by the Company or one or more of its Subsidiaries.

(ww) Reserved

(xx) Reserved

(yy) “Term Loan” means, collectively, the Tranche A Term Loan, the Tranche B Term Loan and the Tranche C Term Loan.

(zz) “Tranche A Commitment” means the Tranche A Commitment of each Tranche A Lender as set forth on Schedule 1.1 hereto.

(aaa) “Tranche A Conversion Price” shall be as defined in the definition of Conversion Price.

(bbb) “Tranche A Lenders” means each Lender with a Tranche A Commitment as set forth on Schedule 1.1 hereto.

(ccc) “Tranche A Term Loan” shall be as defined in Section 2.1.

(ddd) “Tranche B Commitment” means the Tranche B Commitment of each Tranche B Lender as set forth on Schedule 1.1 hereto, as the same may be amended from time to time.

(eee) “Tranche B Conversion Price” shall be as defined in the definition of Conversion Price.

(fff) “Tranche B Lenders” means each Lender with a Tranche B Commitment as set forth on Schedule 1.1 hereto.

(ggg) “Tranche B Term Loan” shall be as defined in Section 2.1.

(hhh) “Tranche C Commitment” means the Tranche C Commitment of each Tranche C Lender as set forth on Schedule 1.1 hereto, as the same may be amended from time to time.

(iii) “Tranche C Conversion Price” shall be as defined in the definition of Conversion Price.

(jjj) “Tranche C Lenders” means each Lender with a Tranche C Commitment as set forth on Schedule 1.1 hereto.

(kkk) “Tranche C Term Loan” shall be as defined in Section 2.1.

(lll) “Undrawn Tranche B Availability” means, as of any date of measurement, an amount equal to (i) the aggregate Tranche B Commitment, minus (ii) the aggregate principal amount of all Tranche B Loans which have been made as of such date. As of the Effective Date, the Undrawn Tranche B Availability is $0.00.

(mmm) “Undrawn Tranche C Availability” means, as of any date of measurement, an amount equal to (i) the aggregate Tranche C Commitment, minus (ii) the aggregate principal amount of all Tranche C Loans which have been made as of such date. As of the Effective Date, the Undrawn Tranche C Availability is $0.00.

1.2 Accounting Terms. As used in this Agreement, or any certificate, report or other document made or delivered pursuant to this Agreement, accounting terms not defined elsewhere in this Agreement shall have the respective meanings given to them under GAAP.

1.3 UCC Terms. All terms used herein and defined in the Uniform Commercial Code as in effect in the State of Delaware from time to time shall have the meanings given therein unless otherwise defined herein.

2. THE TERM LOAN; USE OF PROCEEDS.

2.1 Term Loan.

(a) Agent and the Lenders will establish for the Company, during the Contract Period and subject to the terms and conditions hereof, a convertible, delayed draw term loan facility consisting of (i) a term loan in the principal amount of $800,000 (“Tranche A Term Loan”), which Tranche A Term Loan is being fully funded on the date hereof by the Lenders in their respective Percentage Shares and constitutes Lender Indebtedness hereunder, (ii) with the consent of the Required Lenders, a delayed draw term loan in the principal amount of the aggregate Tranche B Commitment (“Tranche B Term Loan”), which Tranche B Term Loan shall be made in accordance with Section 2.1(b), and (iii) with the consent of the Required Lenders, a delayed draw term loan in the aggregate principal amount of the aggregate Tranche C Commitment (“Tranche C Term Loan”), which Tranche C Term Loan shall be made in accordance with Section 2.1(c). The Term Loan is not a revolving loan, so that if the Company repays all or any portion of the Term Loan at any time, such amount so repaid may not be re-borrowed. The Term Loan shall be subject to all terms and conditions set forth in all of the Loan Documents, which terms and conditions are incorporated herein. Notwithstanding anything to the contrary contained in this Section 2.1, no Lender will be required or have any obligation to make any extensions of credit hereunder if a Default then exists or could reasonably be expected to result by virtue of the making thereof. Notwithstanding anything to the contrary contained herein, in no event shall the Lenders be obligated to make to the Company, or the Company be entitled to borrow or receive from the Lenders, any loans, advances or extensions of credit hereunder other than the Term Loan.

(b) The Company shall have the right from time to time, at any time during the Contract Period, to request that Tranche B Lenders (if any) make Advances under the Tranche B Term Loan to the Company in an amount not to exceed the then Undrawn Tranche B Availability. In connection with such request, each Tranche B Lender agrees severally (not jointly and not jointly and severally) to make, in accordance with Section 2.3 below, a Tranche B Term Loan to the Company in an amount equal to such Lender’s Percentage Share of such Advance request.

(c) At any time during the Contract Period, when the Undrawn Tranche B Availability is $0, the Company shall have the right, from time to time, to request that Tranche C Lenders (if any) make Advances under the Tranche C Term Loan to the Company in an amount not to exceed the then Undrawn Tranche C Availability. In connection with each such request, each Tranche C Lender agrees severally (not jointly and not jointly and severally) to make, in accordance with Section 2.3 below, a Tranche C Term Loan to the Company in an amount equal to such Lender’s Percentage Share of such Advance request.

2.2 Use of Proceeds. The Company agrees to use Advances under the Term Loan for working capital and general corporate purposes.

2.3 Method of Advances. On any Business Day, the Company may request an Advance by delivering to Agent a written request therefor (each an “Advance Request”), which Advance Request may be submitted by the Chief Financial Officer of the Company, subject to the prior approval of a majority of the Disinterested Directors of the Company. Each such request shall specify (i) the amount of the requested Advance, which shall be at least $50,000.00 or, if less, the current amount of Undrawn Availability, and (ii) the date (the “Requested Advance Date”) upon which the Company desires the Lenders to fund the Advance, which date shall be at least three (3) Business Days subsequent to Agent’s receipt of the Advance Request. Any Advance Request made after 1:00 p.m. on any Business Day shall be deemed to be made on the next following Business Day. Following Agent’s receipt of an Advance Request, Agent (or the applicable Lenders each to the extent of its respective Commitment Percentage) will make the requested Advance on the Requested Advance Date, by transferring immediately available funds via wire transfer or ACH transfer to an account previously designated to Agent in writing by the Company.

3. INTEREST.

3.1 Interest Rate. Interest on outstanding Advances will accrue from the date of advance until final payment (or conversion, as contemplated by Section 4.4 below) thereof, at the rate of twelve percent (12%) per annum (the “Basic Interest Rate”), which interest may be paid as Cash Interest or as PIK Interest, in the discretion of the Company, as more fully contemplated by Section 4.1 below. Interest will be computed on the basis of a year of 360 days and paid for the actual number of days elapsed.

3.2 Limitation of Interest to Maximum Lawful Rate. In no event will the rate of interest payable hereunder exceed the maximum rate of interest permitted to be charged by applicable law (including the choice of law rules) and any interest paid in excess of the permitted rate will be refunded to the Company. Such refund will be made by application of the excessive amount of interest paid against any sums outstanding hereunder and will be applied in such order as Agent may determine. If the excessive amount of interest paid exceeds the sums outstanding, the portion exceeding the sums outstanding will be refunded in cash by Agent, for the account of the Lenders. Any such crediting or refunding will not cure or waive any default by the Company. The Company agrees, however, that in determining whether or not any interest payable hereunder exceeds the highest rate permitted by law, any non-principal payment, including without limitation prepayment fees and late charges, will be deemed to the extent permitted by law to be an expense, fee, premium or penalty rather than interest.

4. PAYMENTS AND CONVERSION.

4.1 Interest Payments. Accrued interest shall be due and payable monthly in arrears on the first day of each calendar month (an “Interest Payment Date”) commencing on the first day of the first calendar month following the date of the Advance to the Company hereunder. Interest will be payable in-kind (“PIK Interest”) on the Accreted Principal Amount of the Term Loan by the automatic increase of the principal amount of the Term Loan on each Interest Payment Date by the amount of accrued interest payable at that time. Notwithstanding the foregoing, at the option of the Company, the Company may pay interest in cash (“Cash Interest”) on any one or more Interest Payment Dates in lieu of PIK Interest.

4.2 Principal Payments. If not paid earlier (or converted into Common Stock as contemplated by Section 4.4), the Company will pay the entire Accreted Principal Amount of the Term Loan, and any other sums due pursuant to the terms hereof, on the later of (i) the third anniversary of the date of this Agreement, or (ii) six months after the maturity date of the Senior Indebtedness (the “Final Maturity Date”).

4.3 Prepayment. The Company may prepay all (or with the consent of any Lender, as to such Lender, any part) of the amounts due on the Term Loan at any time without any premium or penalty, following delivery of not less than five (5) Business Days prior written notice to Agent. All prepayments of the entire Accreted Principal Amount of the Term Loan will be applied on a pro rata basis against the then outstanding balance of the respective Term Loans of the Lenders. If the Company desires to prepay only a portion of the Term Loans, the Company shall so advise Agent and the Lenders by written notice to Agent of the proposed amount to be prepaid. Those Lenders consenting to a partial prepayment shall so advise Agent within five (5) Business Days and Agent shall promptly so advise the Company in writing of the identity of such Lenders. The partial prepayment will be applied pro-rata against the then outstanding balance of the respective Term Loans of the Lenders participating in the partial prepayment.

4.4 Conversion by Lenders.

(a) Subject to Section 4.4(b) below, each of the Lenders may, at any time, convert all but not less than all (unless prior written consent of the Company is obtained), of the Accreted Principal Amount of such Lender’s Term Loan plus any accrued and unpaid interest (but in no event in excess of such Lender’s Commitment Percentage of the NYSE American Threshold) into shares of the Company’s common stock, $0.001 par value per share (the “Common Stock”) at the Conversion Price, subject to adjustment as provided below, by delivering written notice thereof to the Company. Such notice of conversion or any subsequent notice of conversion (each, a “Notice of Conversion”) shall be irrevocable once given and shall specify the amount of the applicable Lender’s Term Loan intended to be converted. The Company shall effect such conversion as promptly as practicable following its receipt of such Notice of Conversion (such date the “Conversion Date”) and interest on the portion of the Term Loan so converted shall cease to accrue on such Conversion Date.

(b) Notwithstanding anything herein to the contrary, initially each Lender’s conversion rights under this Section 4.4 shall be limited to such Lender’s Commitment Percentage of the lesser of (i) such number of shares of Common Stock as equals less than 20% of all presently outstanding Common Stock, as contemplated by Section 713(a) of the NYSE American Rules or (ii) the maximum number of shares of Common Stock that will not cause the ownership of the Company by any or all the Lenders to reach or exceed the “change in control” threshold amount under Section 713(b) of the NYSE American Rules, as amended from time to time, in each case, so long as such Rules continue to be applicable to the Company (the “NYSE American Threshold”). The Company will, at its sole cost and expense, include within the agenda for its annual meeting of stockholders to be held in 2020, a proposal for stockholder approval of the transactions contemplated by this Agreement, including the conversion of the entire amount of the Term Loan (including, without limitation, the portion of the outstanding Term Loan that would cause the ownership of the Company by the Lenders to exceed the NYSE American Threshold (the “Contingent Convertible Portion”)) into shares of Common Stock at the Conversion Price.

(c) The Company covenants and agrees that the shares of Common Stock that may be issued upon the exercise of any Lender’s conversion rights hereunder will, upon issuance, be validly issued and outstanding, fully paid and non-assessable, and free from all taxes, liens and charges with respect to the issuance thereof. The Company further covenants and agrees that the Company will at all times during the time that principal or interest is owed pursuant to this Agreement, have authorized and reserved, free from preemptive rights, a sufficient number of shares of its Common Stock to provide for the conversion rights set forth herein. If at any time while the Lenders have conversion rights hereunder, the number of authorized but unissued shares of Common Stock shall not be sufficient to permit conversion of amounts owed hereunder, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes.

(d) Upon a conversion hereunder, the Company shall not be required to issue stock certificates representing fractions of shares of Common Stock, and in lieu of any fractional shares which would otherwise be issuable, the Company shall issue the next lowest whole number of shares of Common Stock.

(e) In the event of changes in the outstanding Common Stock of the Company by reason of stock dividends, splits, recapitalizations, reclassifications, combinations or exchanges of shares, separations, reorganizations, liquidations, or the like, the Conversion Price shall be correspondingly adjusted to give the Lenders, on exercise for the same aggregate Conversion Price, the total number, class, and kind of shares as the Lenders would have owned had the Term Loan been converted prior to the event and had the Lenders continued to hold such shares until after the event requiring adjustment.

4.5 Payments to Agent. All payments in respect to the Term Loan shall be paid to Agent, for the ratable benefit of the Lenders, to an account specified by Agent to the Company from time to time.

5. SECURITY.

5.1 Personal Property. As security for the full and timely payment and performance of all Lender Indebtedness, the Company hereby grants to Agent, for itself and the benefit of the Lenders, a security interest in all existing and after-acquired personal property of the Company of any nature including, without limitation:

(a) All present and future accounts, contract rights, chattel paper, instruments and documents and all other rights to the payment of money whether or not yet earned, for services rendered or goods sold, consigned, leased or furnished by the Company or otherwise, together with (i) all goods (including any returned, rejected, repossessed or consigned goods), the sale, consignment, lease or other furnishing of which shall be given or may give rise to any of the foregoing, (ii) all of the Company’s rights as a consignor, consignee, unpaid vendor or other lien or in connection therewith, including stoppage in transit, set-off, detinue, replevin and reclamation, (iii) all general intangibles related thereto, (iv) all guaranties, mortgages, security interests, assignments, and other encumbrances on real or personal property, leases and other agreements or property securing or relating to any accounts, (v) choses-in-action, claims and judgments, and (vi) any returned or unearned premiums, which may be due upon cancellation of any insurance policies.

(b) All present and future inventory of the Company (including but not limited to goods held for sale or lease or furnished or to be furnished under contracts for service, raw materials, work-in-process, finished goods and goods used or consumed in the Company’s business) whether owned, consigned or held on consignment, together with all merchandise, component materials, supplies, packing, packaging and shipping materials, and all returned, rejected or repossessed goods sold, consigned, leased or otherwise furnished by such the Company and all embedded software related thereto.

(c) All present and future general intangibles (including but not limited to payment intangibles, tax refunds and rebates, manufacturing and processing rights, designs, patents, patent rights and applications therefor, trademarks and registration or applications therefor, trade names, brand names, logos, inventions, copyrights and all applications and registrations therefor), licenses, permits, approvals, software and computer programs, license rights, royalties, trade secrets, methods, processes, know-how, formulas, drawings, specifications, descriptions, label designs, plans, blueprints, patterns and all memoranda, notes and records with respect to any research and development.

(d) All present and future machinery, equipment, furniture, fixtures, motor vehicles, tools, dies, jigs, molds and other articles of tangible personal property of every type together with all parts, substitutions, accretions, accessions, attachments, accessories, additions, components and replacements thereof, and all manuals of operation, maintenance or repair, and all embedded software related thereto.

(e) All present and future general ledger sheets, files, books and records, customer lists, books of account, invoices, bills, certificates or documents of ownership, bills of sale, business papers, correspondence, credit files, tapes, cards, computer runs and all other data and data storage systems whether in the possession of the Company or any service bureau.

(f) All present and future letter of credit rights and supporting obligations, including without limitation, all letters of credit and letter of credit rights now existing or hereafter issued naming the Company as a beneficiary or assigned to the Company, including the right to receive payment thereunder, and all documents and records associated therewith.

(g) All present and future financial assets and investment property of the Company.

(h) All funds, instruments, documents, policies and evidence and certificates of insurance and rights thereunder, securities, chattel paper and other assets of the Company or in which the Company has an interest and all proceeds thereof, now or at any time hereafter on deposit with or in the possession or control of Lender Parties or owing by Lender Parties to the Company or in transit by mail or carrier to Lender Parties or in the possession of any other Person acting on any Lender Party’s behalf, without regard to whether any Lender Party received the same in pledge, for safekeeping, as agent for collection or otherwise, or whether any Lender Party has conditionally released the same, and in all assets of the Company in which Lender Parties now have or may at any time hereafter obtain a lien, mortgage, or security interest for any reason.

(i) All products and proceeds of each of the items described in the foregoing subparagraphs (a)-(h) and all supporting obligations related thereto.

5.2 Reserved.

5.3 General.

(a) The collateral described above in Section 5.1 is collectively referred to herein as the “Collateral”. The above-described security interests, assignments and liens shall not be rendered void by the fact that no Lender Indebtedness exists as of any particular date, but shall continue in full force and effect until the Lender Indebtedness has been repaid or converted into Common Stock. Lender Parties have no agreement or commitment outstanding pursuant to which Lender Parties may extend credit to or on behalf of the Company and Lender Parties have executed termination statements or releases with respect thereto.

(b) The Company hereby irrevocably authorizes Agent at any time and from time to time to file UCC financing statements with respect to the Collateral, naming the Company as debtor, and agrees to provide Agent promptly with any information requested by Agent in connection with any such financing statements.

(c) The Company shall furnish to Agent from time to time statements and schedules further identifying and describing the Collateral and such other reports in connection with the Collateral as Agent may reasonably request, all in reasonable detail. The Company shall promptly execute and deliver to Agent any instruments and documents, and shall promptly take such further action, as Agent may reasonably request to obtain the benefit of the security interests granted by this Section 5.

6. REPRESENTATIONS AND WARRANTIES. The Company represents and warrants as follows:

6.1 Company Representations and Warranties. The Company represents and warrants as follows:

(a) Valid Organization, Good Standing and Qualification. The Company is duly formed, validly existing and in good standing under the laws of the State of Delaware, and has full power and authority to execute, deliver and comply with the Loan Documents and to carry on its business as it is now being conducted.

(b) Due Authorization; No Legal Restrictions. The execution and delivery by the Company of the Loan Documents, the consummation of the transactions contemplated by the Loan Documents and the fulfillment and compliance with the respective terms, conditions and provisions of the Loan Documents: (a) have been duly authorized by all requisite corporate action of the Company, (b) will not conflict with or result in a breach of, or constitute a default (or might, upon the passage of time or the giving of notice or both, constitute a default) under, any of the terms, conditions or provisions of any applicable statute, law, rule, regulation or ordinance, or the Company’s organizational documents or any indenture, mortgage, loan, credit agreement or other document or instrument to which the Company is a party or by which the Company may be bound or affected, or any judgment or order of any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, and (c) will not result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever upon any of the property or assets of the Company under the terms or provisions of any such agreement or instrument, except liens in favor of Lender Parties.

(c) Enforceability. The Loan Documents have been duly executed by the Company and delivered to Agent and constitute legal, valid and binding obligations of the Company, enforceable in accordance with their terms, except as enforceability may be limited by any bankruptcy, insolvency, reorganization, moratorium or other laws or equitable principles affecting creditors’ rights generally.

(d) Governmental Consents. No consent, approval or authorization of or designation, declaration or filing with any governmental authority on the part of the Company is required in connection with the execution, delivery or performance by the Company of the Loan Documents or the consummation of the transactions contemplated thereby.

(e) Title to Collateral. The Collateral is and will be owned by the Company free and clear of all liens and other encumbrances of any kind (including liens or other encumbrances upon properties acquired or to be acquired under conditional sales agreements or other title retention devices), excepting only liens in favor of Agent and those liens and encumbrances permitted under Section 7.4 below. The Company will defend the Collateral against any claims of all persons or entities other than Agent or such other permitted lienholders as are set forth in Section 7.4.

6.2 Lender Parties’ Representations and Warranties. Lender Parties represent and warrant as follows:

(a) Qualification; No Legal Restrictions. Lender Parties have full power and authority to execute, deliver and comply with the Loan Documents. The execution and delivery by Lender Parties of the Loan Documents, the consummation of the transactions contemplated by the Loan Documents and the fulfillment and compliance with the respective terms, conditions and provisions of the Loan Documents will not conflict with or result in a breach of, or constitute a default (or might, upon the passage of time or the giving of notice or both, constitute a default) under, any of the terms, conditions or provisions of any applicable statute, law, rule, regulation or ordinance, or any indenture, mortgage, loan, credit agreement or other document or instrument to which any Lender Party is a party or by which any Lender Party may be bound or affected, or any judgment or order of any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign.

(b) Enforceability. The Loan Documents have been duly executed by Lender Parties and delivered to the Company and constitute legal, valid and binding obligations of Lender Parties, enforceable in accordance with their terms, except as enforceability may be limited by any bankruptcy, insolvency, reorganization, moratorium or other laws or equitable principles affecting creditors’ rights generally.

(c) Governmental Consents. No consent, approval or authorization of or designation, declaration or filing with any governmental authority on the part of any Lender Party is required in connection with the execution, delivery or performance by Lender Parties of the Loan Documents or the consummation of the transactions contemplated thereby.

7. GENERAL COVENANTS. The Company will comply with the following:

7.1 Maintenance of the Company’s Existence. The Company shall keep in full force and effect: (a) its legal existence in good standing under the law of its jurisdiction of organization and (b) its qualification to do business in each jurisdiction in which such qualification is required.

7.2 Restrictions on Indebtedness. The Company shall not, without the prior written consent of Agent, incur any indebtedness for borrowed money except for (a) Senior Indebtedness and (b) Lender Indebtedness, (c) indebtedness otherwise permitted to be incurred by MidCap, and (d) trade indebtedness incurred in the ordinary course of business.

7.3 Defaults. The Company shall promptly notify Agent of any event of default under any document related to Senior Indebtedness, or any event or condition which with the passage of time or the giving of notice would become such an event of default.

7.4 Removal of Collateral. Except with the prior written consent of Agent, the Company shall not (i) remove any of the Collateral from the location specified above other than in the ordinary course of business or (ii) change its name or its jurisdiction of incorporation, relocate its principal place of business or reincorporate or reorganize itself.

7.5 Maintenance of Collateral. The Company shall keep the Collateral in good order and repair, not waste any Collateral, not use any Collateral in violation of law or any policy of insurance, comply in all material respects with its obligations with respect to the Collateral, and make the Collateral available for inspection by Agent (or its Agents, attorneys or accountants) at all reasonable times.

8. CONDITIONS TO ADVANCES. Advances shall be conditioned upon the following conditions and each request by the Company for an Advance shall constitute a representation by the Company to Lender Parties that each condition has been met or satisfied:

8.1 Representations and Warranties. All representations and warranties of the Company contained herein or in any other Loan Document shall be true at and as of the date of such Advance as if made on such date, and each request for an Advance shall constitute reaffirmation by the Company that such representations and warranties are then true.

8.2 No Default. No condition or event shall exist or have occurred at or as of the date of such Advance which would constitute a Default or Event of Default hereunder.

8.3 Other Requirements. Lender Parties shall have received all certificates, authorizations, affidavits, schedules and other documents which are provided for hereunder or under the Loan Documents, or which Lender Parties may reasonably request.

9. DEFAULT AND REMEDIES.

9.1 Events of Default. The occurrence of any one or more of the following events shall constitute an Event of Default hereunder:

(a) The failure of the Company to pay any amount of principal, interest or any other amount payable hereunder, or any other Lender Indebtedness on the date on which such payment is due, whether at the stated maturity or due date thereof, or by reason of any requirement for the prepayment thereof, by acceleration or otherwise, and such failure continues unremedied for a period of ten (10) days after the date such payment is first due;

(b) The failure of the Company to duly perform or observe any obligation, covenant or agreement on its part contained herein or in any other Loan Document not otherwise specifically constituting an Event of Default under this Section 9.1 and such failure continues unremedied for a period of thirty (30) days after notice from Agent to the Company of the existence of such failure;

(c) The failure of the Company to pay any Indebtedness for borrowed money due to any third Person or the existence of any other event of default under any loan agreement, security agreement, or other agreement pertaining thereto binding the Company, after the expiration of any notice and/or grace periods permitted in such documents;

(d) The adjudication of the Company as a bankrupt or insolvent, or the entry of an order appointing a receiver or trustee for the Company or any of its respective property or approving a petition seeking reorganization or other similar relief under the bankruptcy or other similar laws of the United States or any state or any other competent jurisdiction;

(e) A proceeding under any bankruptcy, reorganization, arrangement of debt, insolvency, readjustment of debt or receivership law is filed by or against (unless dismissed within thirty (30) days and provided that Lender Parties shall have no obligation to make Advances during such thirty (30) day period the Company, or the Company makes an assignment for the benefit of creditors, or the Company takes any action to authorize any of the foregoing;

(f) The suspension of the operation of the Company’s present business (other than as necessary or as directed in connection with a natural disaster, pandemic or by virtue of governmental mandate), the Company becoming unable to meet its debts as they mature or the admission in writing by the Company to such effect, or the Company calling any meeting of all or any material portion of its creditors for the purpose of debt restructure;

(g) All or any part of the Collateral or the assets of the Company are attached, seized, subjected to a writ or distress warrant, or levied upon, or come within the possession or control of any receiver, trustee, custodian or assignee for the benefit of creditors;

(h) Any representation or warranty of the Company in any of the Loan Documents is discovered to be untrue in any material respect or any statement, certificate or data furnished by the Company pursuant hereto is discovered to be untrue in any material respect as of the date as of which the facts therein set forth are stated or certified;

(i) Any material uninsured damage to, or loss, theft, or destruction of, a material portion of the Collateral occurs;

(j) The loss, suspension, revocation or failure to renew any license or permit now held or hereafter acquired by the Company, which loss, suspension, revocation or failure to renew will have a material adverse effect on the business profits, assets or financial condition of the Company;

(k) The occurrence of an event of default under any of the other Loan Documents; or

(l) The validity or enforceability of this Agreement, or any of the Loan Documents, is contested by the Company or any stockholder of the Company, or the Company denies that it has any or any further liability or obligation hereunder or thereunder.

9.2 Remedies. Solely as directed by the Required Lenders, by and through the Agent, upon the occurrence of an Event of Default, or at any time thereafter:

(a) The entire unpaid principal of the Term Loan, all other Lender Indebtedness, or any part thereof, all interest accrued thereon, all fees due hereunder and all other obligations of the Company to Lender Parties hereunder or under any other agreement, note or otherwise arising will become immediately due and payable without any further demand or notice;

(b) The Term Loan will immediately terminate, and the Company will receive no further extensions of credit thereunder;

(c) Agent may enter any premises occupied by the Company and take possession of the Collateral and any records relating thereto; and/or

(d) Lender Parties, by and through Agent, may exercise each and every right and remedy granted to Lender Parties under the Loan Documents, under the Uniform Commercial Code and under any other applicable law or at equity.

If an Event of Default occurs under Section 9.1(d) or (e), all Lender Indebtedness shall become immediately due and payable.

9.3 Sale or Other Disposition of Collateral. The sale, lease or other disposition of the Collateral, or any part thereof, by Agent after an Event of Default may be for cash, credit or any combination thereof, and Agent, for itself and on behalf of the Lenders, may purchase all or any part of the Collateral at public or, if permitted by law, private sale, and in lieu of actual payment of such purchase price, may set-off the amount of such purchase price against the Lender Indebtedness then owing. Any sales of the Collateral may be adjourned from time to time with or without notice. Agent may cause the Collateral to remain on the Company’s premises or otherwise or to be removed and stored at premises owned by other persons, at the Company’s expense, pending sale or other disposition of the Collateral. The Company, at Agent’s request, shall assemble the Collateral consisting of inventory and tangible assets and make such assets available to Agent at a place to be designated by Agent. Agent shall have the right to conduct such sales on the Company’s premises, at the Company’s expense, or elsewhere, on such occasion or occasions as Agent may see fit. Any notice required to be given by Agent of a sale, lease or other disposition or other intended action by Agent with respect to any of the Collateral which is deposited in the United States mail, postage prepaid and duly addressed to the Company at the address specified in Section 11.1 below, at least ten (10) business days prior to such proposed action, shall constitute fair and reasonable notice to the Company of any such action. The net proceeds realized by Agent upon any such sale or other disposition, after deduction for the expenses of retaking, holding, storing, transporting, preparing for sale, selling or otherwise disposing of the Collateral incurred by Lender Parties in connection therewith and all other costs and expenses related thereto including attorney fees, shall be applied in such order as Agent, in its sole discretion, elects, toward satisfaction of the Lender Indebtedness. Agent shall account to the Company for any surplus realized upon such sale or other disposition, and the Company shall remain liable for any deficiency. The commencement of any action, legal or equitable, or the rendering of any judgment or decree for any deficiency shall not affect Agent’s security interest in the Collateral. The Company agrees that Lender Parties have no obligation to preserve rights to the Collateral against any other parties. Agent is hereby granted a license or other right to use, after an Event of Default, without charge, the Company’s labels, general intangibles, intellectual property, equipment, real estate, patents, copyrights, rights of use of any name, trade secrets, trade names, trademarks, service marks and advertising matter, or any property of a similar nature, as it pertains to the Collateral, in completing production of, advertising for sale and selling any inventory or other Collateral and the Company’s rights under all contracts, licenses, approvals, permits, leases and franchise agreements shall inure to Lender Parties’ benefit. Lender Parties shall be under no obligation to marshal any assets in favor of the Company or any other party or against or in payment of any or all of the Lender Indebtedness.

9.4 Set-Off. Without limiting the rights of Lender Parties under applicable law, Lender Parties have and may exercise a right of set-off, a lien against and a security interest in all property of the Company now or at any time in any Lender Party’s possession in any capacity whatsoever, including but not limited to any balance of any deposit, trust or agency account, or any other Lender Party account with Agent, as security for all Lender Indebtedness. At any time and from time to time following the occurrence of an Event of Default, or an event which with the giving of notice or passage of time or both would constitute an Event of Default, Lender Parties may without notice or demand, set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by any Lender Party to or for the credit of the Company against any or all of the Lender Indebtedness and the Company’s obligations under the Loan Documents.

9.5 Delay or Omission Not Waiver. Neither the failure nor any delay on the part of any Lender Party to exercise any right, remedy, power or privilege under the Loan Documents upon the occurrence of any Event of Default or otherwise shall operate as a waiver thereof or impair any such right, remedy, power or privilege. No waiver of any Event of Default shall affect any later Event of Default or shall impair any rights of any Lender Party. No single, partial or full exercise of any rights, remedies, powers and privileges by any Lender Party shall preclude further or other exercise thereof. No course of dealing between any Lender Party and the Company shall operate as or be deemed to constitute a waiver of any Lender Party’s rights under the Loan Documents or affect the duties or obligations of the Company.

9.6 Remedies Cumulative; Consents. The rights, remedies, powers and privileges provided for herein shall not be deemed exclusive, but shall be cumulative and shall be in addition to all other rights, remedies, powers and privileges in Lender Parties’ favor at law or in equity. Whenever Agent’s consent or approval is required, such consent or approval shall be at the sole and absolute discretion of Agent.

9.7 Certain Fees, Costs, Expenses, Expenditures and Indemnification. The Company agrees to pay on demand all costs and expenses of Lender Parties, including without limitation:

(a) all costs and expenses in connection with the preparation, review, negotiation, execution, delivery and administration of the Loan Documents, and the other documents to be delivered in connection therewith, or any amendments, extensions and increases to any of the foregoing (including, without limitation, attorney’s fees and expenses); and

(b) all losses, costs and expenses in connection with the enforcement, protection and preservation of any Lender Party’s rights or remedies under the Loan Documents, or any other agreement relating to any Lender Indebtedness, or in connection with legal advice relating to the rights or responsibilities of any Lender Party (including without limitation court costs and attorney’s fees).

In the event the Company shall fail to pay taxes, insurance, assessments, costs or expenses which it is required to pay hereunder, or fails to keep the Collateral free from security interests or liens (except as expressly permitted herein), or fails to maintain or repair the Collateral as required hereby, or otherwise breaches any obligations under the Loan Documents, Agent in its discretion, may make expenditures for such purposes and the amount so expended (including attorney’s fees and expenses, filing fees and other charges) shall be payable by the Company on demand and shall constitute part of the Lender Indebtedness.

The Company’s obligations under this Section shall survive termination of this Agreement and repayment of the Lender Indebtedness.

9.8 Time is of the Essence. Time is of the essence in the Company’s performance of its obligations under the Loan Documents.

10. SUBORDINATION.

10.1 Subordination. Notwithstanding anything to the contrary contained in this Agreement:

(a) The Loan Documents and all of the Lender Indebtedness shall be subordinate to the Senior Indebtedness, as provided in the Subordination Agreement. For the benefit of MidCap, each of the Lender Parties agrees to be legally bound by the execution and delivery by Agent (as the authorized representative and on behalf of each Lender), of the Subordination Agreement, and in the case of any Person that becomes party hereto as a Lender after the date hereof, each such Person acknowledges the prior execution and delivery by Agent (as the authorized representative and on behalf of each such Person, as a Lender), of the Subordination Agreement for the benefit of MidCap and agrees to be legally bound thereby. Lender Parties agree that upon any replacement, renewal or refinancing of Senior Indebtedness, they will enter into any new or replacement subordination documentation with respect to Senior Indebtedness as may be reasonably requested by the Company, so long as such subordination documentation is on terms substantially similar to the Subordination Agreement. The Company will not permit the Senior Indebtedness to exceed the Senior Indebtedness Debt Cap, without the prior written consent of the Required Lenders.

(b) Lender Parties may enforce rights granted under this Agreement or any other Loan Document only in a manner not inconsistent with the Subordination Agreement. Any assignee of MidCap, and any commercial Lender providing financing to the Company or any Affiliate (including financing undertaken for the purpose of refinancing Senior Indebtedness), shall have the benefit of this Article 10 and of the other provisions of this Agreement.

(c) Notwithstanding any provision in this Agreement or the other Loan Documents, each of the Lender Parties irrevocably authorizes and instructs Agent to enter into the Subordination Agreement.

11. COMMUNICATIONS AND NOTICES.

11.1 Communications and Notices. All notices, requests and other communications made or given in connection with the Loan Documents shall be in writing and, unless receipt is stated herein to be required, shall be deemed to have been validly given if delivered personally to the individual or division or department to whose attention notices to a party are to be addressed, or by private carrier, or registered or certified mail, return receipt requested, or by telecopy (to the extent a telecopy number is set forth below) with the original forwarded by first-class mail, in all cases, with charges prepaid, addressed as follows, until some other address (or individual or division or department for attention) shall have been designated by notice given by one party to the other:

To the Company:

Blonder Tongue Laboratories, Inc.

One Jake Brown Road

Old Bridge, New Jersey 08857

Attention: Eric Skolnik, Chief Financial Officer

Telecopy No.: 732 679-3259

With a copy to:

Stradley Ronon Stevens & Young, LLP

100 Park Avenue, Suite 2000

New York, New York 10017

Attention: Gary P. Scharmett, Esquire

Telecopy No.: 215 564-8120

To Lenders

c/o Agent:

Robert J. Pallé, Agent

c/o Blonder Tongue Laboratories, Inc.

One Jake Brown Road,

Old Bridge, New Jersey 08857

Telecopy No: 732 679 3259

With a copy to:

Lee Lowinger PC

1750 Tysons Boulevard, Suite 1500

McLean, Virginia 22102

Attention: Wayne M. Lee, Esquire

Telecopy No.: 301 365 8108

12. WAIVERS.

12.1 Waivers. In connection with any proceedings under the Loan Documents, including without limitation any action by Agent in replevin, foreclosure or other court process or in connection with any other action related to the Loan Documents or the transactions contemplated hereunder, the Company waives:

(a) all errors, defects and imperfections in such proceedings;

(b) all benefits under any present or future laws exempting any property, real or personal, or any part of any proceeds thereof from attachment, levy or sale under execution, or providing for any stay of execution to be issued on any judgment recovered under any of the Loan Documents or in any replevin or foreclosure proceeding, or otherwise providing for any valuation, appraisal or exemption;

(c) presentment for payment, demand, notice of demand, notice of non-payment, protest and notice of protest of any of the Loan Documents;

(d) any requirement for bonds, security or sureties required by statute, court rule or otherwise;

(e) any demand for possession of Collateral prior to commencement of any suit; and

12.2 Forbearance. Agent may release, compromise, forbear with respect to, waive, suspend, extend or renew any of the terms of the Loan Documents, without notice to the Company.

13. SUBMISSION TO JURISDICTION.

13.1 Submission to Jurisdiction. The Company hereby consents to the exclusive jurisdiction of any state or federal court located within the State of New Jersey, and irrevocably agrees that, subject to Agent’s election, all actions or proceedings relating to the Loan Documents or the transactions contemplated hereunder shall be litigated in such courts, and the Company waives any objection which it may have based on lack of personal jurisdiction, improper venue or forum non conveniens to the conduct of any proceeding in any such court and waives personal service of any and all process upon it, and consents that all such service of process be made by mail or messenger directed to it at the address set forth in Section 11.1. Nothing contained in this Section 13.1 shall affect the right of Agent to serve legal process in any other manner permitted by law or affect the right of any Lender Party to bring any action or proceeding against the Company or its property in the courts of any other jurisdiction.

14. MISCELLANEOUS.

14.1 Survival. All covenants, agreements, representations and warranties made by the Company in the Loan Documents or made by or on its behalf in connection with the transactions contemplated herein shall be true at all times this Agreement is in effect and shall survive the execution and delivery of the Loan Documents, any investigation at any time made by any Lender Party or on its behalf and the making by any Lender Party of the loans or advances to the Company. All statements contained in any certificate, statement or other document delivered by or on behalf of the Company pursuant hereto or in connection with the transactions contemplated hereunder shall be deemed representations and warranties by the Company.

14.2 No Assignment. The Company may not assign any of its rights or obligations hereunder without the prior written consent of Agent, and any such assignment without consent shall be void and of no force or effect. Any Lender Party may assign its rights and obligations hereunder in its discretion.

14.3 Binding Effect. This Agreement and all rights and powers granted hereby will bind and inure to the benefit of the parties hereto and their respective permitted successors and permitted assigns.

14.4 Severability. The provisions of this Agreement and all other Loan Documents are deemed to be severable, and the invalidity or unenforceability of any provision shall not affect or impair the remaining provisions which shall continue in full force and effect.

14.5 No Third-Party Beneficiaries. The rights and benefits of this Agreement and the Loan Documents shall not inure to the benefit of any third party.

14.6 Modifications. No modification of this Agreement or any of the Loan Documents shall be binding or enforceable unless in writing and signed by or on behalf of the party against whom enforcement is sought.

14.7 Business Day Convention. If the day provided herein for the payment of any amount or the taking of any action falls on a Saturday, Sunday or public holiday at the place for payment or action, then the due date for such payment or action will be the next succeeding Business Day.

14.8 Law Governing. This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware without regard to conflict of law principles.

14.9 Integration. The Loan Documents shall be construed as integrated and complementary of each other, and as augmenting and not restricting any Lender Party’s rights, powers, remedies and security. The Loan Documents contain the entire understanding of the parties thereto with respect to the matters contained therein and supersede all prior agreements and understandings between the parties with respect to the subject matter thereof and do not require parol or extrinsic evidence in order to reflect the intent of the parties. In the event of any inconsistency between the terms of this Agreement and the terms of the other Loan Documents, the terms of this Agreement shall prevail.

14.10 Headings. The headings of the Articles, Sections, paragraphs and clauses of this Agreement are inserted for convenience only and shall not be deemed to constitute a part of this Agreement.

14.11 Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument, and any of the parties hereto may execute this Agreement by signing any such counterpart. Electronic signatures via /pdf or facsimile shall be contemplated hereunder.

14.12 Waiver of Right to Trial by Jury. THE COMPANY AND THE LENDERS WAIVE ANY RIGHT TO TRIAL BY JURY ON ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (a) ARISING UNDER ANY OF THE LOAN DOCUMENTS OR (b) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE COMPANY OR THE LENDERS WITH RESPECT TO ANY OF THE LOAN DOCUMENTS OR THE TRANSACTIONS RELATED HERETO OR THERETO, IN EACH CASE WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE. THE COMPANY AND THE LENDERS AGREE AND CONSENT THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE COMPANY AND THE LENDERS TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. THE COMPANY ACKNOWLEDGES THAT IT HAS HAD THE OPPORTUNITY TO CONSULT WITH COUNSEL REGARDING THIS SECTION, THAT IT FULLY UNDERSTANDS ITS TERMS, CONTENT AND EFFECT, AND THAT IT VOLUNTARILY AND KNOWINGLY AGREES TO THE TERMS OF THIS SECTION.

15. AGREEMENTS REGARDING PAYMENTS TO THE LENDERS.

15.1 Payments of Principal, Interest and Fees. After Agent’s receipt of any principal or interest payments under this Agreement, Agent agrees to remit promptly to the Lenders their respective Percentage Share of such payments.

16. AGENCY.

16.1 Appointment of Agent; Powers. Each Lender hereby irrevocably designates and appoints Robert J. Pallé to act as agent for such Lender under this Agreement and the other Loan Documents, and irrevocably authorizes Robert J. Pallé, as Agent for such Lender, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents, and to exercise such powers and perform such duties as are expressly delegated to Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. In performing its functions under this Agreement, Agent is acting solely as an agent of the Lenders, and Agent does not assume, and shall not be deemed to have assumed, an agency or other fiduciary relationship with the Company. Agent shall not have any (a) duty, responsibility, obligation or liability to any Lender, except for those duties, responsibilities, obligations and liabilities expressly set forth in this Agreement, or (b) fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or the other Loan Documents, or otherwise exist against Agent.

16.2 Delegation of Agent’s Duties. Agent may execute any of its duties under this Agreement and all ancillary documents by or through agents or attorneys, and shall be entitled to the advice of counsel concerning all matters pertaining to such duties.

16.3 Disclaimer of Agent’s Liabilities. Agent shall not be liable to any Lender for any action lawfully taken or not taken by Agent under or in connection with the Agreement and the other Loan Documents (except for Agent’s or such person’s gross negligence or willful misconduct). Without limiting the generality of the foregoing, Agent shall not be liable to the Lenders for (a) any recital, statement, representation or warranty made by the Company or any officer thereof contained in (i) this Agreement, (ii) any other Loan Document or (iii) any certificate, report, audit, statement or other document referred to or provided for in this Agreement or received by Agent under or in connection with this Agreement, (b) the value, validity, effectiveness, enforceability or sufficiency of this Agreement, the other Loan Documents or Agent’s security interests in the Collateral, (c) any failure of the Company to perform their respective obligations under this Agreement and the other Loan Documents, (d) any loss or depreciation in the value of, delay in collecting the proceeds of, or failure to realize on, any Collateral, (e) Agent’s delay in the collection of the Obligations or enforcing Agent’s rights against the Company, or the granting of indulgences or extensions to the Company or any account debtor of the Company, or (f) for any mistake, omission or error in judgment in passing upon or accepting any Collateral. In addition, Agent shall have no duty or responsibility to ascertain or to inquire as to the observance or performance of any of the terms, conditions, covenants or other agreements of the Company contained in this Agreement or the other Loan Documents, or to inspect, verify, examine or audit the assets, books or records of the Company at any time.

16.4 Reliance and Action by Agent. Agent shall be entitled to rely, and shall be fully protected in relying, upon legal counsel, independent public accountants and experts selected by Agent, and shall not be liable to the Lenders for any action taken or not taken in good faith based upon the advice of such counsel, accountants or experts. In addition, Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document believed by Agent in good faith to be genuine and correct, and to have been signed, sent or made by the proper person or persons. Agent shall be fully justified in taking or refusing to take any action under this Agreement and the other Loan Documents unless Agent (a) receives the advice or consent of the Lenders or the Required Lenders, as the case may be, in a manner that Agent deems appropriate, or (b) is indemnified by the Lenders to Agent’s satisfaction against any and all liability, cost and expense which may be incurred by Agent by reason of taking or refusing to take any such action. Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of all the Lenders or the Required Lenders, as the case may be, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders.

16.5 Events of Default. Agent shall not be deemed to have knowledge or notice of the occurrence of any Event of Default hereunder unless Agent has received notice from the Company or a Lender describing such Event of Default with specificity. In the event that Agent receives such a notice, Agent shall promptly give notice thereof to all the Lenders. Agent shall take such action with respect to such Event of Default as shall be reasonably directed by the Lenders or Required Lenders, as the case may be, provided that (a) if appropriate, Agent may require indemnification from the Lenders under Section 16.4 prior to taking such action, (b) under no circumstances shall Agent have an obligation to take any action that Agent believes in good faith would violate any law or any provision of this Agreement or the other Loan Documents, and (c) unless and until Agent shall have received direction from the Lenders or Required Lenders, as the case may be, Agent shall not be obligated to take such action or refrain from taking action with respect to such Event of Default.

16.6 Lenders’ Due Diligence. Each Lender expressly acknowledges that Agent has not made any representation or warranty to such Lender regarding the transactions contemplated by this Agreement or the financial condition of the Company, and such Lender agrees that no action taken by Agent hereafter, including any review of the business or financial affairs of the Company, shall be deemed to constitute a representation or warranty by Agent to any Lender. Each Lender also acknowledges that such Lender has, independently and without reliance upon Agent or any other Lender and based solely on such documents and information as such Lender has deemed appropriate (and with the advice and assistance of such legal counsel as such Lender has deemed appropriate), made its own independent (a) determination of the adequacy, efficacy, sufficiency, validity and enforceability of the Agreement and the other Loan Documents, (b) credit analysis, appraisal of, and investigation into the business, operations, property, financial condition, Collateral and creditworthiness of the Company, and (c) decision to enter into this Agreement. Each Lender agrees, independently and without reliance upon Agent or any other Lender and based on such documents and information as such Lender shall deem appropriate at the time, (i) to continue to make its own credit analyses and appraisals in deciding whether to take or not take action under this Agreement and (ii) to make such investigations as such Lender deems necessary to inform itself as to the business, operations, property, financial condition and creditworthiness of the Company.

16.7 Right to Indemnification. The Lenders, jointly and severally, shall defend, indemnify and hold harmless Agent (and Agent’s heirs, successors and assigns) (to the extent not reimbursed by the Company and without limiting the obligation of the Company to do so), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time be imposed on, incurred by or asserted against Agent in any way relating to or arising out of (a) this Agreement or any other Loan Document, (b) the transactions contemplated hereby or (c) any action taken or not taken by Agent under or in connection with any of the foregoing, provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting solely from Agent’s gross negligence or willful misconduct.

16.8 Other Transactions. Agent and any Lender may make loans to and generally engage in any kind of business with the Company, as though Agent or such Lender were not Agent or a Lender hereunder. With respect to loans made by Agent under this Agreement as a Lender, Agent shall have the same rights and powers, duties and liabilities under this Agreement and the other Loan Documents as any other Lender, and may exercise the same as though it was not Agent, and the term “Lender” and “Lenders” shall include Agent in its individual capacity as such.

16.9 Resignation of Agent; Removal of Agent. Agent may resign as Agent upon thirty (30) days’ notice to the Lenders, and such resignation shall be effective on the earlier of (a) the appointment of a successor Agent by the Lenders or (b) the date on which such 30-day period expires. If Agent provides the Lenders with notice of its intention to resign as Agent, the Lenders agree to appoint a successor to Agent as promptly as possible thereafter, whereupon such successor shall succeed to the rights, powers and duties of Agent, and the term “Agent” shall mean such successor effective upon its appointment. Upon the effective date of Agent’s resignation, such Agent’s rights, powers and duties as Agent hereunder immediately shall terminate, without any other or further act or deed on the part of such former Agent or any of the parties to this Agreement. After an Agent’s resignation hereunder, the provisions of this Section 16 shall continue to inure to such Agent’s benefit as to any actions taken or not taken by such Agent while acting as Agent.

16.10 Voting Rights; Agent’s Discretionary Rights.

(a) Notwithstanding anything contained in this Agreement to the contrary, without the prior written consent of Required Lenders, Agent will not agree to:

(i) amend or waive the Company’s compliance with any term or provision of this Agreement; or

(ii) except as otherwise expressly permitted or required hereunder, release any Collateral.

(b)  In all other respects Agent is authorized to take or to refrain from taking any action which Agent, in the exercise of its reasonable business judgment, deems to be advisable and in the best interest of the Lenders, unless this Agreement specifically requires the Company or Agent to obtain the consent of, or act at the direction of, the Required Lenders.

16.11 Deemed Consent. If a Lender’s consent to a waiver amendment or other course of action is required under the terms of this Agreement and such Lender does not respond to any request by Agent for such consent within five (5) Business Days after the date of such request, such failure to respond shall be deemed a consent to the requested course of action.

16.12 Survival of Agreements of the Lenders. The obligations of the Lenders set forth in Section 16.7 hereof shall survive the termination of this Agreement.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

BLONDER TONGUE LABORATORIES, INC.

By:
Eric Skolnik, Chief Financial Officer

Signature page to Senior Subordinated Convertible Loan and Security Agreement between Blonder Tongue Laboratories, Inc, as Borrower, Robert J. Pallé as Agent, and the lenders from time to time party hereto as Lenders.

1

ROBERT J. PALLÉ, as Agent

ROBERT J. PALLÉ, as a Lender

CAROL M. PALLÉ, as a Lender

Signature page to Senior Subordinated Convertible Loan and Security Agreement between Blonder Tongue Laboratories, Inc, as Borrower, Robert J. Pallé as Agent, and the lenders from time to time party hereto as Lenders.

2

LIVEWIRE VENTURES, LLC

EDWARD R. GRAUCH, PRESIDENT, as a Lender

Signature page to Senior Subordinated Convertible Loan and Security Agreement between Blonder Tongue Laboratories, Inc, as Borrower, Robert J. Pallé as Agent, and the lenders from time to time party hereto as Lenders.

3

MIDATLANTIC IRA, LLC FBO STEVEN L. SHEA IRA

LISA GOODNOUGH, AGENT, as a Lender

Signature page to Senior Subordinated Convertible Loan and Security Agreement between Blonder Tongue Laboratories, Inc, as Borrower, Robert J. Pallé as Agent, and the lenders from time to time party hereto as Lenders.

4

ANTHONY BRUNO, as a Lender

Signature page to Senior Subordinated Convertible Loan and Security Agreement between Blonder Tongue Laboratories, Inc, as Borrower, Robert J. Pallé as Agent, and the lenders from time to time party hereto as Lenders.

5

STEPHEN K. NECESSARY, as a Lender

Signature page to Senior Subordinated Convertible Loan and Security Agreement between Blonder Tongue Laboratories, Inc, as Borrower, Robert J. Pallé as Agent, and the lenders from time to time party hereto as Lenders.

6

Schedule 1.1

LENDERS; COMMITMENTS; PERCENTAGE SHARES1

THE AGGREGATE COMMITMENTS, ON AND AS OF THE EFFECTIVE DATE, OF LENDERS IS AS FOLLOWS:

Lenders	Commitment		Percentage Share
Tranche A
Livewire Ventures, LLC		$200,000	25%
MidAtlantic IRA, LLC FBO Steven L. Shea IRA		$200,000	25%
Carol M. Pallé and Robert J. Pallé, jointly and severally		$300,000	37.5%
Anthony J. Bruno		$50,000	6.25%
Stephen K. Necessary		$50,000	6.25%

TOTAL TRANCHE A		$800,000	100%
Tranche B
	$
	$
	$
TOTAL TRANCHE B	$		100%
Tranche C
	$
TOTAL TRANCHE C	$		100%

[1]	This Schedule is subject to change as and to the extent that Tranche B and/or Tranche C Lenders become Lenders hereunder by joinder.

Exhibit A

Confirmation of Tranche [A/B/C] Conversion Price

On this ___ day of April, 2020, the undersigned acknowledge and agree, for the benefit of the Company and the Tranche [A/B/C] Lenders under that certain Senior Subordinated Convertible Loan and Security Agreement between Blonder Tongue Laboratories, Inc., as borrower, Robert J. Pallé, as Agent, and the Lenders from time to time party thereto (the “Agreement”), that the Tranche [A/B/C] Conversion Price under and as defined in Section 1.1(u)[(i)/(ii)/(iii)] of the Agreement is _______________________($___) per share of Common Stock, subject to adjustment as more fully set forth in the Agreement.

BLONDER TONGUE LABORATORIES, INC.

By:
Eric Skolnik, Chief Financial Officer

ROBERT J. PALLÉ, as Agent